Exhibit 10.5

January 1, 2007

Mr. Paul B. Nahi

Dear Paul:

PVI Solutions, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with your duties to the Company. So long as you remain the Chief Executive Officer of the Company, you will be appointed to the Board of Directors of the Company promptly (but in no event more than 30 days) following the date of this letter agreement, and thereafter recommended by the Board of Directors for reelection in connection with subsequent elections of directors. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of sixty thousand dollars ($60,000.00) per year, payable in accordance with the Company’s standard payroll schedule. Your salary will be increased to one hundred and ninety thousand dollars ($190,000.00) per year upon the receipt of minimum aggregate gross proceeds to the Company of $4 Million in connection with a Series B Preferred Stock offering (the “Financing”). Your salary, together with the other benefits provided for herein, will be subject to review by the Board of Directors of the Company annually or more often, with the first such review to occur on or before January 1, 2008 (the “First Review”). Within 30 days following the date of this letter agreement you and the Board of Directors shall agree on a set of performance criteria (the “Performance Criteria”) to be evaluated at the First Review.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in regular health insurance, profit sharing, bonus, and other employee benefit plans if and as established by the Company for its employees from time to time at levels applicable to the Company’s senior management. The Company will make an annual matching contribution on your behalf to the Company’s 401(k) Plan of three percent (3%) of your gross salary for the preceding 12-month period based on the salary amounts as set forth in Section 2 above. The Company may change or cease to make these contributions at any time for any reason with or without notice, provided, however, to the extent the Company reduces its contributions from this three percent (3%) level, your salary will be increased by an equivalent

Mr. Paul B. Nahi

January 1, 2007

amount. In addition, you will be entitled to paid vacation at levels applicable to the Company’s senior management in accordance with the Company’s vacation policy, as in effect from time to time.

4. Expenses. You will be reimbursed for reasonable legitimate business expenses incurred in the performance of your duties.

5. Stock Grants. Promptly following execution of this letter agreement, you will be granted nine hundred and fifty-two thousand (952,000) shares of Common Stock of the Company (“Initial Shares”) under the Company’s 2006 Equity Incentive Plan, as amended to permit the full issuance of such shares (the “Plan”) at a purchase price per share equal to $0.0001 per share (which amount is equal to the par value per share of such shares). All shares of Common Stock you receive or purchase from the Company under this Agreement will be subject to repurchase at such price and will be subject to the other terms and conditions applicable to shares granted under the Plan, as described in the Plan and the applicable stock purchase agreement. Subject to your continued employment and the terms and conditions of the Plan, twenty-five percent (25%) of the shares will vest and no longer be subject to the Company’s repurchase right on the date that is twelve (12) months following January 1, 2007, and the balance will vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable stock purchase agreement.

Upon the final closing of the Financing (the “Closing”), you will be granted an additional number of shares of Common Stock that results in your holding, in addition to the Initial Shares, a number of shares of Common Stock equal to (a) six and one-half percent (6.5%) of the number of fully-diluted shares of Common Stock then outstanding (including: all outstanding shares of Common Stock, all outstanding shares of Preferred Stock issued through the Closing on an as-converted to Common Stock basis, the full number of shares of Common Stock issuable upon exercise of all outstanding warrants and upon conversion all Preferred Stock issuable upon exercise of all outstanding warrants, and the full number of shares of Common Stock issuable under all other options, warrants and equity plans of the Company in effect as of the Closing, the “Fully Diluted Shares”), less (b) the Initial Shares (such resulting number, the “Closing Shares”), at a purchase price per share equal to $0.0001 per share.

If the Board of Directors at the First Review determines, in the exercise of its reasonable discretion, that you have met the Performance Criteria in all material respects, you will be granted the opportunity to purchase an additional number of shares of Common Stock that results in your holding, in addition to the Initial Shares and the Closing Shares, a number of shares of Common Stock equal to (a) seven percent (7%) of the number of Fully Diluted Shares, less (b) the Initial Shares plus the Closing Shares, at a purchase price per share equal to the then-current fair market value per share of the Company’s Common Stock as determined in good faith by the Board.

You will be responsible for making an election pursuant to Section 83(b) of the Internal Revenue Code with respect to all such shares within thirty (30) days following each issuance of such shares.

Mr. Paul B. Nahi

January 1, 2007

6. Severance Benefits.

(A) In the event that the Company terminates your employment without Cause (as defined below) or you voluntarily resign from your employment with Good Reason (as defined below): (i) the Company shall pay to you promptly (but in no event more than 5 days following such termination or resignation), a lump sum equal to (a) your base salary accrued through the date of termination or resignation, (b) all accrued vacation pay and accrued bonuses, if any, to the date of termination or resignation, and (c) an amount equal to three (3) months of your base salary at the higher of (I) the rate in effect on the date of notice of termination or resignation and (II) the rate in effect six months prior to the date of notice of termination or resignation, (ii) the Company shall provide, at the Company’s expense, continuation coverage to you and your dependents under any health plan(s) of the Company adopted after the date of this letter agreement in which you participated on the date of termination or resignation, or in the event any such health plan is not continued or you are not eligible for coverage thereunder due to your termination or resignation, the Company shall pay for the premiums for equivalent coverage, in any event, for a period of three (3) months after the date of termination or resignation, and (iii) notwithstanding anything to the contrary contained herein or in any agreement with respect hereto; (a) twenty-five percent (25%) of each restricted equity grants, equity options and similar rights originally granted to you with respect to securities of the Company, including twenty-five percent (25%) of the stock described in Section 5 above, shall automatically become fully vested and, to the extent of any unexercised right, shall become immediately exercisable; and (b) if such termination or resignation occurs in connection with or following a Change of Control, upon such termination or resignation, all of such restricted equity grants, equity options and similar rights held by you with respect to securities of the Company, including the stock grants described in Section 5 above, shall automatically become fully vested and, to the extent of any unexercised right, shall become immediately exercisable. Each unexercised right shall remain exercisable for a period of twelve (12) months following such termination or resignation, provided that you understand that any option that is an Incentive Stock Option under Section 422 of the Internal Revenue Code will become a nonqualified option if the option is not exercised within 90 days following such termination or resignation.

(B) For purposes of this letter agreement. “Cause” means (i)you have intentionally engaged in unfair competition with the Company, intentionally induced a significant customer of the Company to breach any contract with the Company, intentionally made an unauthorized disclosure of material confidential information of the Company or otherwise intentionally breached a contract between you and the Company (including this Agreement and the Employee Invention Assignment and Confidentiality Agreement attached hereto as Exhibit A), committed an act of embezzlement, fraud or theft with respect to the property of the Company, or deliberately disregarded the rules of the Company, in any such event in such a manner as to cause material loss, damage or injury to, or otherwise materially to endanger or damage the business, property, reputation or employees of, the Company, (ii) you have repeatedly abused alcohol or drugs on the job or in a manner affecting his job performance,

Mr. Paul B. Nahi

January 1, 2007

or (iii) you have been found guilty of or have plead nolo contendere to the commission of a felony offense.

(C) For purposes of this letter agreement, “Change of Control” means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing a majority of the total voting power represented by the Company’s then outstanding voting securities (except for bona fide financings of the Company); or (ii)the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(D) For purposes of this letter agreement, “Good Reason” means: (i) without your written consent, the assignment of you to any duties materially inconsistent with, or any adverse change in, your positions, duties, responsibilities or status as President and Chief Executive Officer of the Company, or the removal of you from, or failure to reelect you to, any of such positions, (ii) a reduction by the Company in your base salary other than a proportionate reduction in the base salaries of all executive officers of the Company, (iii) the Company requiring you to be based in excess of 50 miles from the Company’s present executive offices, (iv) the failure of the Company to continue in effect for you any material benefit now or hereafter made available to the Company’s senior management, or (vi) any material breach by the Company of this letter agreement which is not cured within ten (10) days of notice thereof by you to the Company, or the material breach by the Company of this letter agreement three or more times (whether or not the breaches are the same and whether or not the breaches are subsequently cured) in any twelve month period.

7. Indemnification. As an employee, officer and agent of the Company, you shall be fully indemnified by the Company to the fullest extent permitted by California law. To implement this provision, Company shall execute and deliver to you its standard form of indemnification agreement for officers and directors, and you shall thereafter be entitled to the benefits of any subsequent amendments thereto made for any management executives.

8. No Termination. This letter agreement shall not be terminated by any voluntary or involuntary dissolution of the Company or by the transfer of all or substantially all the assets of the Company or the merger of the Company with or into another entity.

Mr. Paul B. Nahi

January 1, 2007

9. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time subject to the terms of this letter agreement (including Section 6 hereof), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to

Mr. Paul B. Nahi

January 1, 2007

conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco and Sonoma County in connection with any Dispute or any claim related to any Dispute. In the event of litigation under this letter agreement (including enforcing judgments and appeals), the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and costs of suit in addition to such other relief as may be granted.

* * * * *

Mr. Paul B. Nahi

January 1, 2007

We hope that you will accept our offer to join the Company on the terms of this letter. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 24, 2007. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

PVI SOLUTIONS, INC.

By:	/s/ Raghuveer R. Belur
Raghuveer R. Belur

Title:	Member of the Board

I have read and accept this employment offer:

/s/ Paul Nahi
Signature of Paul Nahi

Dated:	1/1/07

EXHIBIT A

Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with PVI Solutions, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, designs and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Section 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (I) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE

EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

11. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12. Non-Solicitation of Employee/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

14. Name and Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

15. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

16. Governing Law; Severability. This Agreement will be governed by and construed accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable ) never been contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original and all of which together shall constitute one and the same Agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understanding and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators legal representatives. The Company may assigns any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purpose and intent of this Agreement.

22. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is January 1, 2007.

* * * * * *

In Witness Whereof, the parties have executed this Agreement as of the 1st day of January, 2007.

PVI Solutions, Inc.:		Employee:

By:	/s/ Raghuveer R. Belur	/s/ Paul Nahi
Signature

Name:	Raghuveer R. Belur	Paul Nahi
Name (Please Print)

Title:	Member of the Board

Signature Page to Employee Invention Assignment and Confidentiality Agreement

ENPHASE ENERGY, INC.

AMENDMENT NO. 1 TO LETTER AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Letter Agreement dated as of January 1, 2007 (the “Agreement”) between Enphase Energy, Inc., formerly know as PVI Solutions, Inc. a Delaware corporation with its principal offices located at 201 1st Street, Suite 111, Petaluma, California 94952 (the “Company”), and Paul B. Nahi, a resident of California (the “Employee”) is entered into as of December 21, 2008.

WHEREAS, the Company and the Employee have agreed to amend the Agreement to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties agree as follows:

1. Section 4 of the Agreement is hereby amended and restated as follows:

“4. Expenses. You will be reimbursed for reasonable legitimate business expenses incurred in the performance of your duties, provided that such expenses are in accordance with applicable policy set by the Board from time to time and are properly documented and accounted for in accordance with the policy of the Company and with the requirements of the Internal Revenue Service. To the extent that any expense reimbursements are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements will be paid no later than December 31 of the year following the year in which the reimbursable expenses are incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.”

2. Section 6(A) of the Agreement is hereby amended and restated as follows:

“(A) In the event that the Company terminates your employment without Cause (as defined below) or you voluntarily resign from your employment with Good Reason (as defined below) and such termination or resignation constitutes a “separation from service” (as defined in Section 409A of the Code): (i) the Company shall pay to you promptly (but in no event more than five (5) days following such termination or resignation), a lump sum equal to (a) your base salary accrued through the date of termination or resignation, (b) all accrued vacation pay and accrued bonuses, if any, to the date of termination or resignation, and (c) an amount equal to three (3) months of your base salary at the higher of (I) the rate in effect on the date of notice of termination or resignation and (II) the rate in effect six months prior to the date of notice of termination or resignation, (ii) the Company shall provide, at the Company’s expense, continuation of coverage to you and your dependents under any health plan(s) of the Company adopted after the date of this letter agreement in which you participated on the date of termination or resignation, subject to your timely election of COBRA coverage, or in the event any such health plan is not continued or you are not eligible for coverage thereunder due to your termination or resignation, the Company shall pay for the premiums for equivalent coverage, in any event, for a period of three (3) months after the date of termination or resignation, and (in) notwithstanding anything to the contrary contained herein or in any agreement with respect hereto: (a) twenty-five percent (25%) of each restricted equity grant, equity option and similar right originally granted to you with respect to securities of the Company, including twenty-five percent (25%) of the stock described in Section 5 above, shall automatically become fully vested and, to the extent of any unexercised right, shall become immediately exercisable; and (b) if such termination or resignation occurs in connection with or following a Change of Control, upon such termination or resignation, all of such restricted equity grants, equity options and similar rights held by you with respect to securities of the Company, including the stock grants described in Section 5 above, shall automatically become fully vested and, to the extent of any unexercised right, shall become immediately exercisable. Each unexercised right shall remain exercisable for a period of twelve (12) months following such termination or resignation, provided that you understand that any option that is an Incentive Stock Option under Section 422 of the Internal Revenue Code will become a nonqualified option if the option is not exercised within 90 days following such termination or resignation.”

3. Section 6(D) of the Agreement is hereby amended and restated as follows:

“(D) For purposes of this letter agreement, “Good Reason” means: (i) without your written consent, the assignment of you to any duties materially less than, or any material adverse change in, your duties, responsibilities or authority as President and Chief Executive Officer of the Company, or the removal of you from, or failure to reelect you to, any of such positions, (ii) a material reduction by the Company in your base salary other than a proportionate reduction in the base salaries of all executive officers of the Company, (iii) the Company’s requiring you to be based in excess of 50 miles from the Company’s present executive offices, or (iii) any material breach by the Company of this letter agreement, which shall include a material reduction in the type or level of benefits set forth in Section 3; provided that Good Reason shall not exist unless you provide notice of any condition described in (i)-(vi) above within ninety (90) days of the initial existence of the condition, the Company is provided with a period of thirty (30) days from the date of receipt of such notice to cure the circumstances giving rise to Good Reason and the effective date of your termination following the Company’s failure to cure the circumstances giving rise to Good Reason is not later than thirty (30) days following the expiration of the thirty (30) day cure period.”

4. A new Section 13 of the Agreement is hereby added as follows:

“13. Compliance with Section 409A. All severance payments to be made upon a termination of employment under this letter agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this letter agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13 shall be paid in a lump sum to you, and any remaining payments due under this letter agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1 (b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions.”

5. Capitalized terms not defined herein have the meanings set forth in the Agreement. Except as set forth herein, the Agreement, as amended hereby, remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the date first above written.

“COMPANY”		“EMPLOYEE”

ENPHASE ENERGY, INC.		PAUL B. NAHI

By:	/s/ Paul Nahi /s/ Jude Radeski	By:	/s/ Paul Nahi

Name:	Paul Nahi / Jude Radeski

Title:	CEO / CONTROLLER